Exhibit 99.1

GeoVax Announces $3 Million Private Placement Financing Priced At-the-Market Under Nasdaq Rules

ATLANTA, GA – May 18, 2026 – GeoVax Labs, Inc. (Nasdaq: GOVX), a clinical-stage biotechnology company developing vaccines and immunotherapies, today announced that it has entered into a securities purchase agreement with existing institutional investors for the purchase and sale of 2,027,027 shares of common stock (or common stock equivalents in lieu thereof) together with (i) Series A warrants to purchase up to 2,027,027 shares of common stock with an exercise price of $1.48 per share and a five-year term, and (ii) Series B warrants to purchase up to 2,027,027 shares of common stock with an exercise price of $1.48 per share and an 18-month term, for aggregate gross proceeds of approximately $3 million, before deducting placement agent fees and other offering expenses.

The closing of the offering is expected to occur on or about May 19, 2026, subject to the satisfaction of customary closing conditions. The Company expects to use the net proceeds from the offering for working capital and general corporate purposes.

A.G.P./Alliance Global Partners is acting as the sole placement agent in connection with the offering.

The offer and sale of the foregoing securities is being made in reliance on an exemption from the registration requirement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Regulation D promulgated thereunder, and applicable state securities laws, and the securities have not been and will not initially be registered under the Securities Act, or applicable state securities laws. Accordingly, the securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. Pursuant to the terms of the securities purchase agreement entered into with the investor, the Company has agreed to file a registration statement with the U.S. Securities and Exchange Commission (the “SEC”) covering the resale of the shares of common stock and shares of common stock underlying common warrants sold in the offering.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About GeoVax

GeoVax Labs, Inc. is a clinical-stage biotechnology company focused on the development of vaccines and immunotherapies addressing high-consequence infectious diseases and solid tumor cancers. GeoVax’s priority program is GEO-MVA, a Modified Vaccinia Ankara (MVA)–based vaccine targeting mpox and smallpox. The program is advancing under an expedited regulatory pathway, with plans to initiate a pivotal Phase 3 clinical trial in the second half of 2026, to address critical global needs for expanded orthopoxvirus vaccine supply and biodefense preparedness. In oncology, GeoVax is developing Gedeptin®, a gene-directed enzyme prodrug therapy (GDEPT) designed to enhance immune checkpoint inhibitor activity. Gedeptin has completed a multicenter Phase 1/2 clinical trial in advanced head and neck cancer and is being advanced into combination strategies, including planned neoadjuvant and first-line settings. GeoVax’s broader pipeline includes the development of GEO-CM04S1, a next-generation COVID-19 vaccine candidate being evaluated in immunocompromised and other patient populations. GeoVax maintains a global intellectual property portfolio supporting its infectious disease and oncology programs and continues to evaluate strategic partnerships and funding opportunities aligned with its development priorities. For more information, visit www.geovax.com.

Forward-Looking Statements

This release contains forward-looking statements regarding GeoVax’s business plans. The words “believe,” “look forward to,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. Forward-looking statements include, among other things, statements regarding the proposed closing of the transaction, the expected gross proceeds and the intended use of proceeds. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Actual results may differ materially from those included in these statements due to a variety of factors, including whether: GeoVax is able to obtain acceptable results from ongoing or future clinical trials of its investigational products, GeoVax’s immuno-oncology products and preventative vaccines can provoke the desired responses, and those products or vaccines can be used effectively, GeoVax’s viral vector technology adequately amplifies immune responses to cancer antigens, GeoVax can develop and manufacture its immuno-oncology products and preventative vaccines with the desired characteristics in a timely manner, GeoVax’s immuno-oncology products and preventative vaccines will be safe for human use, GeoVax’s vaccines will effectively prevent targeted infections in humans, GeoVax’s immuno-oncology products and preventative vaccines will receive regulatory approvals necessary to be licensed and marketed, GeoVax raises required capital to complete development, there is development of competitive products that may be more effective or easier to use than GeoVax’s products, GeoVax will be able to enter into favorable manufacturing and distribution agreements, and other factors, over which GeoVax has no control.

Further information on our risk factors is contained in our periodic reports on Form 10-Q and Form 10-K that we have filed and will file with the SEC. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Company Contact:

info@geovax.com

678-384-7220

Media Contact:

Jessica Starman

media@geovax.com

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